Exhibit 10.9

Allendale Pharmaceuticals, Inc.

655 Madison Avenue

New York, NY 10021

January 11, 2007

Allendale Laboratories, Inc.

30 Neck Road

Old Lyme, CT 06371

Attention: Dr. Robert Staab

Dear Dr. Staab:

This letter confirms our agreement with regard to the coated condom patent application (the “Patent Application[s]”) and all related technology (together with the Patent Application[s], the “Technology”). By signing this letter, you (a) confirm that Allendale Pharmaceuticals Inc., a Delaware corporation (the “Company”), is the sole owner of the entire interest represented by the Technology and that you have no claim to ownership of the Technology, (b) agree to take any and all actions requested by the Company to make sure the Technology has been properly assigned to the Company, and (c) agree to continue to fulfill your duties as an inventor in the prosecution of the Patent Application[s] and development of the Technology.

In consideration of the foregoing and your continued contribution to the development and commercialization of the Technology, the Company agrees to pay to you, within ninety (90) days of each calendar year end, a royalty (the “Royalty”) on all sales by the Company of products that utilize or incorporate the Technology (collectively, “Products”) during the term of this Agreement, within 90 days of each calendar year end, on all sales by Licensee of Products at the rate of 4.5% of the gross sales of the Product without deduction therefrom.

For your convenience in verifying the Royalty payments owed to you, the Company shall deliver to you a statement of sales and royalties with respect to and concurrent with each payment made under this letter, certified by the Company’s Chief Financial Officer (the “Royalty Statement”). Unless within thirty (30) days of delivery of the Royalty Statement by the Company to you, the Company shall have received a written objection to the Royalty Statement from you, then such draft shall be considered the final Royalty Statement for such period. If within thirty (30) days of delivery of the Royalty Statement by the Company to you, the Company shall have received a written objection from you to the Royalty Statement, then the Company and you shall attempt to reconcile their differences diligently and in good faith and any resolution by them shall be final, binding and conclusive. If the Company and you are unable to reach a resolution with such effect within ten (10) days of the Company’s receipt of your written notice of objection, the parties shall submit such dispute for resolution to an independent accounting firm mutually appointed by the parties (the “Independent Accounting Firm”), which shall determine and report to the parties and such report shall be final, binding and conclusive on the parties hereto. The fees and disbursements of the Independent Accounting Firm shall initially be split evenly by you and the Company; provided, however, in the event that the

Independent Accounting Firm determines that your objection to the Royalty Statement are valid, then the Company shall pay the fee payable to the Independent Accounting Firm.

The Company has a good faith intention to continue the development and commercialization of the Technology in accordance with the following milestones (the “Milestones”):

(a)	within one (1) year from the date hereof, to initiate a funded project to develop the Technology, with to be mutually agreed upon between the parties, which funding amounts shall be commercially reasonable for products of the type and nature of the Products; and

(b)	within thirty (30) months from the date hereof, to make the first sale of a Product for which you will be entitled to a Royalty payment (regardless of whether such payment is actually due within such thirty (30) month period).

In the event that the Company has not met either of the Milestones, the Company will reassign the Patent Application to you and you will relinquish any and all claims to receive Royalty payments.

Please indicate your agreement to these terms by signing below.

ALLENDALE PHARMACEUTICALS INC.

/s/ Gene Detroyer
Name: Gene Detroyer Title: President & CEO

Agreed and accepted:

ALLENDALE LABORATORIES, INC.

/s/ Robert Staab
Name: Dr. Robert Staab Title: President